Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
SHORETEL, INC.
ARTICLE I
     The name of the corporation is ShoreTel, Inc.
ARTICLE II
     The address of the registered office of the corporation in the State of Delaware is 3500 South Dupont Highway, Dover, DE 19901. The name of its registered agent at that address is Incorporating Services, Ltd.
ARTICLE III
     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
     The total number of shares of stock which the corporation has authority to issue is One Thousand (1,000) shares, all of which shall be Common Stock, $0.001 par value per share.
ARTICLE V
     The Board of Directors of the corporation shall have the power to adopt, amend or repeal the Bylaws of the corporation.
ARTICLE VI
     Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.
ARTICLE VII
     To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
     Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE VIII
     The name and mailing address of the incorporator is Patrick Kelly, c/o Fenwick & West LLP, 801 California Street, Mountain View, California 94041.
     The undersigned incorporator hereby acknowledges that the foregoing certificate is his act and deed and that the facts stated herein are true.
Dated: January 18, 2007

/s/ Patrick Kelly
Patrick Kelly, Incorporator

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